STOCK PURCHASE AGREEMENT
      This Stock Purchase Agreement (the "Agreement") is made and entered into as of June 2, 1998 (the "Execution Date"), by and between Electrosource, Inc., a Delaware corporation (the
"Seller"), and Kamkorp Limited, a private limited company registered in England (together with any permitted assigns, the "Buyer").

                            RECITALS

      A. The Seller has the authority to issue the Shares and the Option (each as defined below) in accordance with the terms and conditions set forth herein.

      B. The Seller desires to sell the Shares and issue the Option, and the Buyer desires to purchase the Shares and acquire the Option, for the consideration and upon the terms and subject to the conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the foregoing, and for other consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.    Authorization of Shares; Option.  On or before the  Closing
  Date, the Seller will:

      1.1 Authorize the issuance and sale to the Buyer of six million (6,000,000) shares (the "Initial Shares") of the Seller's voting common stock, par value $1.00 per share (the
"Common Stock"); and

     1.2 Authorize the issuance to the Buyer of an option (the "Option") to acquire up to an additional three million (3,000,000) shares of Common Stock (the "Option Shares" and, together with the Initial Shares, the "Shares") at a price of $1.00 per share (the "Option Price"), exercisable at any time or times during the Option Exercise Period (as defined below).

2.   Purchase and Sale of Initial Shares.

     2.1 Purchase Price and Delivery of Shares. Subject to the terms and conditions in this Agreement, the Buyer will purchase the Initial Shares from the Seller for an amount equal to $1.00 per share, or a total of $6,000,000 (the "Purchase Price"). The Purchase Price shall be paid, and the Initial Shares shall be issued, in accordance with the following:

          (a) At the Closing (as defined below), (i) the Buyer shall pay to the Seller $1,200,000 (the "Initial Payment") of the Purchase Price in cash, payable by wire transfer or delivery of other immediately available funds to such account as the Seller shall designate not fewer than two (2) Business Days prior to the Closing Date, and (ii) the Seller shall issue and deliver to the Buyer 1,200,000 of the Initial Shares (the "Closing Date Shares"). "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

          (b) The remainder of the Purchase Price and any other portion of the Outstanding Balance then owing shall be due and payable in full on or before the last day of the last month listed on Schedule 2.2(c) hereto (the "Final Payment Date"), net of any Called Amounts (as defined below) paid by the Buyer before the Final Payment Date. "Outstanding Balance" means, as of a given date, the aggregate amount that the Buyer owes to the Seller as payment for the Shares, including (i) the remaining balance of the Purchase Price, and (ii) interest accrued pursuant to Section 2.2(d)(i).

          (c) The remainder of the Initial Shares shall be issued by the Seller immediately upon receipt by the Seller of each remaining portion of the Purchase Price, based on a rate of one Initial Share issued per $1.00 of Purchase Price paid.

     2.2  Call Notices.
          (a) Once every calendar month commencing September 1998, until the Final Payment Date, the Seller may request partial payment of the Outstanding Balance from the Buyer by delivering to the Buyer a monthly notice ("Call Notice").

          (b) Each Call Notice shall include all of the information set forth in subsections (i) through (iv) below, and may at the Seller's option contain the information set forth in subsection (v) below:

               (i)   The current Outstanding Balance.

               (ii)  The Minimum Call Amount.

               (iii) Wiring instructions.

               (iv) A certificate, executed by an officer of the Seller on its behalf, certifying that (x) the representations and warranties of the Seller contained in Section 4.1 are true and correct in all material respects (in the case of any representation or warranty without any materiality qualification) and in all respects (in the case of any representation or warranty with any materiality qualification) as of the date of the Call Notice (the "Subsequent Draw Date"), except for any representation or warranty made as of a particular date, and all covenants of the Seller contained in
Section 6 continue to have been complied with through the Subsequent Draw Date, and (y) that each of the statements set forth in Sections 7.1(b)(i), 7.1(b)(ii), 7.1(b)(iii) and 7.1(b)(ix) (as if the phrase "or the Buyer" were omitted from Section 7.1(b)(ix)) are true and correct in all respects as of the Subsequent Draw Date (the "Call Certificate").

               (v) Any Additional Call Amount, provided that the Seller shall also include all financial information and other information necessary to clearly inform Buyer as to what circumstances require the Additional Call Amount.

          (c) "Called Amount" means the Minimum Call Amount and the Additional Call Amount. "Additional Call Amount" means an amount in excess of the Minimum Call Amount that the Seller has
elected to request from Buyer.    "Minimum Call Amount" means,
for each monthly Call Notice, the amount set forth on Schedule 2.2(c) for that particular month; provided, however, that if the Buyer chooses to pay the Seller an Additional Call Amount at any time before the Final Payment Date or elects to make an Advance Payment (as defined in Section 2.2(f)), then:

               (i) Subject to Section 2.2(c)(ii), the Minimum Call Amount for each remaining month shall be reduced by an amount equal to the Additional Call Amount and/or Advance Payment so paid divided by the number of remaining monthly Call Notices to be delivered by the Seller (excluding for purposes of this calculation the number of months having a Minimum Call Amount of zero immediately prior to the payment of such Additional Call Amount and/or Advance Payment);

               (ii) If the reduction of any Minimum Call Amount otherwise required pursuant to clause 2.2(c)(i) is greater than the Minimum Call Amount (prior to the reduction), then that Minimum Call Amount shall be reduced to zero and all remaining positive Minimum Call Amounts shall be reduced pro-rata by the amount of such excess.

          (d)  All Minimum Call Amounts requested pursuant to a
Call Notice accurately satisfying the requirements of Sections
2.2(a) and 2.2(b) (a "Satisfactory Notice") shall be made by the Buyer within twenty (20) Business Days of receipt of such Satisfactory Notice (the "Payment Period").

               (i)  In the event the Buyer has not paid the
Minimum Call Amount in a Satisfactory Notice by the end of the Payment Period, then the Minimum Call Amount shall become immediately payable, plus interest on the unpaid portion of the Minimum Call Amount, at the Prime Rate plus two percent (2%), compounded annually, calculated from the first Business Day after the end of the Payment Period until the date such Minimum Call Amount (or portion thereof) is paid in full (including accrued interest thereon). In no event shall the Buyer be obligated to pay any Additional Call Amount or be liable for interest on any such Additional Call Amount. For purposes hereof, the "Prime Rate" means the prime or base rate for unsecured loans to large commercial borrowers, as reported in The Wall Street Journal (Eastern Edition) on a specified date (or, if The Wall Street Journal publishes a range of interest rates denominated as "prime rates" on such date, the average of such rates). In the absence of such publication for any reason, the Prime Rate shall be determined by the parties in good faith from other available sources.

               (ii) In the event the Seller has transmitted a Satisfactory Notice and the Buyer has not paid the Minimum Call Amount (plus accrued interest, if any) at any time after the Payment Period, the Seller may, at its election and subject to any rights (including any rights to indemnification for misrepresentations contained herein and not discovered prior to the date of termination) that have accrued as of the date of termination, terminate the remaining obligations of Buyer and Seller under this Agreement, including without limitation the obligation of Buyer to pay the accrued but unpaid interest attributable to such unpaid Minimum Call Amount or any remaining portion of the Outstanding Balance.

          (e) The Buyer Board Representatives (as defined below) shall recuse themselves from a decision of the board of directors of the Seller (the "Board of Directors") relating to any Call Notice or the enforcement thereof.

          (f)  Notwithstanding any of the foregoing in this
Section 2.2, the Buyer shall have the right at any time and from time to time on or before the Final Payment Date to pay all or any part of the Outstanding Balance regardless of whether Buyer has received a Call Notice for such portion (an "Advance Payment"), and upon the Seller's receipt of such Advance Payment, the Seller shall immediately issue a number of Shares equal to the portion of the Outstanding Balance paid.

     2.3  The Closing.  The closing (the "Closing") of  the
Transactions (as defined below) shall take place at such location in the United States as the parties may mutually agree, on a date mutually selected by the Buyer and Seller not later than June 5, 1998 (the "Closing Date").

     2.4 Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments and documents referred to in Section 7.1(a), and
(ii) the Buyer will deliver to the Seller the certificates documents and payment referred to in Section 7.2(a).

     2.5 Delivery of Unsatisfactory Call Notice. In the event that the Seller delivers a Call Notice to the Buyer that Buyer in good faith believes does not satisfy the requirements of Sections 2.2(a) and 2.2(b) (an "Unsatisfactory Call Notice"), then the Buyer shall notify the Seller within five (5) Business Days of such failure, explaining in reasonable detail the nature and basis for such belief. The Seller shall have five (5) Business Days from the date the Buyer's notice is delivered to cure the Unsatisfactory Call Notice, during which time Buyer's obligation to pay the Minimum Call Amount shall be tolled.

          (a) If the Seller is able to cure the Unsatisfactory Call Notice and deliver a replacement Satisfactory Call Notice, then the Buyer shall be obligated to proceed based on the Satisfactory Call Notice and the Subsequent Draw Date shall be the date the Satisfactory Call Notice was delivered.

          (b) If the Seller fails to deliver a Satisfactory Call Notice, then the Buyer may, within thirty (30) days of the Unsatisfactory Call Notice, elect (by giving written notice to Seller) to do either of the following: (x) not make any further payments of the Outstanding Balance; or (y) withhold any such further payments unless and until the reason for such Unsatisfactory Call Notice is cured.

          (c) Notwithstanding any of the foregoing, the Buyer may at any time send a Claim Notice in accordance with, and subject to, Section 8.4.

3.   Issuance and Exercise of the Option.

     3.1 Issuance of the Option. On the Closing Date, subject to the terms and conditions set forth herein, the Seller shall issue the Option to the Buyer.

     3.2  Exercise of the Option.

          (a) At any time and from time to time on or after the Closing Date, the Buyer may exercise its Option to purchase part or all of the Option Shares by sending the Seller a written notice of such election (an "Option Notice"), which Option Notice shall specify the number of shares to be purchased and shall be accompanied by an amount equal to the product of (x) $1.00 and (y) the number of Exercised Shares set forth in the Option Notice (the "Option Payment").

          (b) Within three (3) Business Days of receipt of an Option Notice, the Seller shall issue to the Buyer the number of Option Shares exercised pursuant to such Option Notice (the
"Exercised Shares").

          (c) In connection with the Transactions (as defined in Section 4.1(g)), the parties intend to enter into an agreement pursuant to which the Buyer may provide certain services, technology, licenses, intellectual property, or other assets to the Seller (a "Services Agreement"). The parties intend for all or a part of such services and/or assets to be paid for by the Seller by issuing Common Stock to the Buyer, which will be valued at $1.00 per share and, when issued to the Buyer, shall reduce on a share by share basis the number of unexercised Option Shares. In the event a Services Agreement is reached, the parties intend that, so long as the number of Exercised Shares is less than the number of Option Shares, the shares of Common Stock that may be issued from time to time pursuant to such Services Agreement shall be deemed Exercised Shares, but no other Option Payment shall be due from the Buyer in connection with such shares or such issuance. In the event compensation is due under a Services Agreement and all Option Shares have been issued, the Buyer may, but need not, agree to accept such compensation in the form of Common Stock.

          (d) If the Seller at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the number of shares of Common Stock that were previously issuable pursuant to the option shall be proportionately increased and the Option Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Seller at any time combines (by reverse stock split or otherwise) its outstanding shares, the number of shares of Common Stock that were previously issuable pursuant to the option shall be proportionately decreased and the exercise price in effect immediately prior to such combination will be proportionately increased.

          (e)  Any reorganization, reclassification,
consolidation, merger or sale of all or substantially all of the Seller's assets to another entity that is effected in a such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or amounts with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Seller will make appropriate provisions (in form and substance satisfactory to the Buyer) to insure that the Buyer, as holder of the Option (for so long as the Buyer has the right to exercise the Option) will have the right to receive, in lieu of or in addition to the shares of Common Stock immediately theretofore issuable upon the exercise of the Option, such shares of stock, securities or assets as the Buyer would have received in connection with such Organic Change if the Buyer had exercised the Option immediately prior to such Organic Change. In any such case, the Seller will make appropriate provisions (in form and substance satisfactory to the Buyer) to insure that the provisions of this Section 3.2(e) will thereafter (for so long as the Buyer has the right to exercise the Option) be applicable to the Option.

          (f) There have been reserved, and the Seller shall at all times keep reserved, free from preemptive rights, out of its authorized common stock, the number of shares of common stock sufficient to provide for the exercise of the Option. The transfer agent and every subsequent transfer agent for any shares of the Seller's common stock issuable upon exercise of the Option shall be irrevocably authorized and directed at all times to reserve such number of authorized shares of common stock of the Seller as shall be required for such purpose. Each transfer agent for the common stock of the Seller is hereby irrevocably authorized to cause to be issued from time to time the stock certificates required to honor the Option upon exercise thereof in accordance with the terms thereof. The Seller will supply such transfer agent with duly executed stock certificates for such purpose.

          (g) The Buyer's right to exercise the Option shall expire upon the later of (x) five (5) years from the Closing Date, and (y) the date on which Corning Incorporated shall no longer have any right or ability to acquire from the Seller shares of Common Stock or preferred stock pursuant to the terms of the Corning Notes (the "Option Exercise Period"). "Corning Notes" means all of the following: (i) that certain Note Purchase and Option Agreement, dated as of March 27, 1997, between Seller and Corning Incorporated; (ii) that certain Note Purchase Agreement, dated as of December 19, 1997, between Seller and Corning Incorporated; (iii) that certain 5% Convertible Promissory Note, dated December 27, 1997 between Seller and Corning Incorporated; (iv) that certain 5% Convertible Promissory Note, dated March 27, 1998 between Seller and Corning Incorporated; and (v) any and all other convertible securities arising from, or issued pursuant to, any of the foregoing.

4.   Representations and Warranties.

     4.1 Representations by Seller. The Seller represents and warrants to the Buyer that the statements contained in this
Section 4.1 are correct and complete as of the Execution Date and, except for any representation or warranty made as of a particular date, will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4.1.

          (a)  Organization; Qualification.
               (i) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for such failure to so qualify or be in such good standing that does not have, and is not reasonably likely to have, a material adverse effect on the condition, prospects, properties, business or results of operations of the Seller or the interest of shareholders in the Seller (a "Material Adverse Effect"). The Seller has the requisite corporate power and authority to carry on its businesses as they are now being conducted.

               (ii) A true and complete copy of the Certificate of Incorporation and Bylaws of the Seller is attached as
Schedule 4.1(a)(ii)hereto.

               (iii)Other than this Agreement, no agreement among the security holders of the Seller exists in which the Seller, any director or any officer is a party and, to the actual knowledge of the Seller, no other agreement among the security holders of the Seller exists.

          (b) Capital Stock. The authorized capital stock of the Seller as of the Execution Date consists of 50,000,000 shares of Common Stock, of which 4,534,531 shares are issued and outstanding as of the Execution Date and the Closing Date, and none was held in treasury, and 10,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"), of which no shares are issued and outstanding on the Execution Date or the Closing Date. All of the outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. As of the Execution Date and the Closing Date, there are outstanding securities of the Seller convertible into, and outstanding options and warrants to purchase, an aggregate of no more than 8,965,246 shares of Common Stock. The Seller has 8,965,246 shares of Common Stock reserved for issuance pursuant to outstanding options, warrants, conversion rights and any stock option plans. Attached as Schedule 4.1(b) is a current, complete and accurate chart of outstanding convertible securities, options, warrants and similar Contracts (as defined in Section 4.1(f)), including the terms governing the exercise and conversion of each such security.

          (c) The Shares. Each of the Shares, when issued and paid for in compliance with the provisions of this Agreement, including without limitation those issued upon exercise of the Option in accordance herewith, will be duly authorized, fully paid, nonassessable and validly issued, and will be free of any liens and encumbrances created by the Seller. The issuance of the Shares will not be subject to any preemptive rights or rights of first offer or first refusal created by the Seller.

          (d) Corporate Authority. The Seller has the requisite corporate power and authority and has taken all corporate action (including any necessary security holder action except as may be required by NASD Marketplace Rule 4310(c)(25)(H)(i)(b)) necessary in order to authorize, execute and deliver this Agreement and all other Transaction Documents (as defined in Section 4.1(g)) and to consummate the Transactions (as defined in Section 4.1(g)) contemplated hereby and to perform the acts contemplated on its part hereunder.

          (e) Compliance with Law, Other Agreements. The offer, sale and issuance of the Shares contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and from the registration or qualification requirement of the laws of any applicable state or other jurisdiction. Without limiting any of the foregoing, the execution and delivery of this Agreement and the other Transaction Documents do not, and the consummation of the Transactions will not: (i) violate any statute or law or any rule, regulation, order, writ, injunction, arbitration award, or decree of any court, administrative or governmental agency, instrumentality, commission, authority, board or other body (a "Governmental Authority"), (ii) except as set forth on Schedule 4.1(e) hereto, require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority or third party, (iii) constitute or result in a breach or violation of, or a default under, the Certificate of Incorporation or Bylaws of the Seller, or (iv) constitute or result in a breach, violation or event triggering a right of termination of, or a default under, or the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (in each case with or without the giving of notice or the lapse of time or both) pursuant to any provisions of any Contract or any law, rule, ordinance or regulation, agreement, instrument or judgment, decree, order or award to which the Seller or its assets are bound or any governmental or nongovernmental authorization, consent, approval, registration, franchise, license or permit under which the Seller conducts its business.

          (f) No Current Default. The Seller is not in violation of any term of its Certificate of Incorporation or Bylaws. Except as may be disclosed on Schedule 4.1(f) hereto, and except where the failure to comply would not have a Material Adverse Effect, the Seller has complied in all respects with all agreements, leases, contracts, licenses, instruments, notes, mortgage, indentures, or other obligations, commitments, understandings, undertakings and arrangements, whether written or oral ("Contracts") to which the Seller is a party or by which the Seller or its assets are bound or subject. There does not currently exist any event of default under any such agreement or any event which, after notice or lapse of time or both, would constitute an event of default under such agreement, plan, arrangement or commitment, in each case to the extent that such failure to comply, event of default or event that would constitute an event of default would result in a Material Adverse Effect.

          (g)  Authorization, Validity and Effect of
Transactions and Transaction Documents. The execution and delivery of this Agreement and all other Transaction Documents (as defined below) by the Seller, and the consummation by it of the transactions contemplated hereby and thereby (the "Transactions"), have been duly authorized by all requisite corporate action. This Agreement constitutes, and all other agreements and documents contemplated hereby, including (i) the severance agreements, in the form attached as Exhibit A, with each of the following: Michael G. Semmens, William F. Griffin, James M. Rosel, Mary Beth Koenig, Charles L. Mathews, Chris Morris, Benny E. Jay, and Ajoy Datta (the "Severance Agreements"), (ii) the Registration Rights Agreement (together with this Agreement, the "Transaction Documents"), which are to be executed and delivered by the Seller, when executed and delivered pursuant hereto, will constitute the valid and legally binding obligations of the Seller, enforceable in accordance with their respective terms.

          (h) No Fees. No investment banker, broker or finder is entitled to any financial advisory, brokerage or finder's fee or other similar payment from either the Buyer or the Seller based on agreements, arrangements or undertakings made by the Seller or any of its directors, officers or employees in connection with the transactions and acts contemplated hereby, except as may be disclosed in Schedule 4.1(h) hereto.

          (i) No Misrepresentation or Omission. In furnishing information to the Buyer for purposes of this Agreement, the Seller has not made any untrue statement of material fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (j)  Intellectual Property.   "Intellectual Property"
means any and all of the following: trademarks, service marks, trade names, trade dress, logos, domain names, copyrights and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, and inventions, processes, designs, compositions, methods, formulae, trade secrets, know-how, confidential business and technical information, including but not limited to order guides, customer lists, product specifications and pricing information, computer software, firmware, data and documentation, and all similar intellectual property rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing.

               (i) Schedule 4.1(j)(i) sets forth a complete and correct list of all Intellectual Property that is owned by the Seller and related to the business of the Seller ("Owned Intellectual Property"), except for any Owned Intellectual Property that consists of (A) inventions, trade secrets, processes, formulae, compositions, methods, designs, know-how and confidential business and technical information and (B) Intellectual Property that is not registered or subject to application for registration or that is not material to the business, operations, assets, liabilities and properties of the Seller (the "Business").

               (ii) The Owned Intellectual Property and the
Intellectual Property used pursuant to licenses and other Contracts (together, the "Seller Intellectual Property") constitute all the material Intellectual Property owned, used or held by the Seller for use in the conduct of the business of the Seller. The Seller owns or has valid rights to use all such Seller Intellectual Property without conflict with the rights of others. The Seller has the right to use the Seller Intellectual Property for the life thereof free from (A) any lien, charge, pledge, claim, security interest, deed of trust, right of others or other encumbrance (an "Encumbrance") except for the Encumbrances set forth on Schedule 4.1(j)(ii) ("Permitted Encumbrances") and (B) any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever, except as set forth in Schedule 4.1(j)(ii). Immediately after the Closing, the Seller shall own or have licensed to it all the Seller Intellectual Property, in each case free from Encumbrances (except for Permitted Encumbrances) and on the same terms and conditions as in effect prior to the Closing, except as otherwise disclosed in Schedule 4.1(j)(ii).

               (iii)Except as set forth in Schedule 4.1(j)(iii) hereto, no claim or demand of any Person has been made or, to the knowledge of the Seller, threatened, nor is there any Litigation (as defined below) that is pending or, to the knowledge of the Seller, threatened, that (A) challenges the rights of the Seller in respect of the Seller Intellectual Property, (B) asserts that the operation of the Business of the Seller is in violation of, is infringing or otherwise in conflict with, or is (except as set forth in Schedule 4.1(j)(ii)) required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (C) claims that any default exists under any Contract. To the knowledge of the Seller, no third party is in violation of or is infringing upon the Seller Intellectual Property nor is the Seller Intellectual Property available for use by any Person without a license or permission from the Seller. To the best of Seller's actual and reasonable knowledge, information and belief, the conduct of the Business does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property.

               (iv) None of the Seller Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation ("Order") by or with any court, tribunal, arbitrator or other Governmental Entity, or has been the subject of any Order or Litigation within the last ten years. Except as set forth on Schedule 4.1(j)(iv), the Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, to the extent necessary or desirable to ensure full protection under any applicable law, and the same remain in full force and effect (except for such failures to register or file that would not reasonably be expected to have a Material Adverse Effect). Except as set forth in Schedule 4.1(j)(iv), to the knowledge of the Seller, the Seller has taken all actions to ensure full protection of the Seller Intellectual Property (including maintaining the secrecy of all confidential Intellectual Property under any applicable law), except where the failure to take action would not reasonably be expected to have a Material Adverse Effect.

               (v) Except as set forth in Schedule 4.1(j)(v), all software, firmware, hardware and other technology that contains or calls on a calendar function, including but not limited to any function that is indexed to a computer processing unit clock, provides specific dates or calculates spans of dates, is able to record, store, process and provide true and accurate dates and calculations for dates and spans of dates including and following January 1, 2000.

          (k) Provision of Information. The Seller has heretofore delivered or made available to the Buyer complete and correct copies of all reports and other filings filed by the Seller with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act" and, together with the Securities Act, the "Securities Laws") , since January 1, 1994, through the Execution Date (such reports and other filings are collectively referred to herein as the "Seller Filings"). Except as set forth in Schedule 4.1(k) hereto, as of their respective dates, the Seller Filings complied in all material respects with the published rules and regulations of the Commission with respect thereto and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Seller included in the Seller Filings (the "Audited Financial Statements") (i) were prepared from the books and records of the Seller, (ii) were prepared in accordance with generally accepted accounting principles, except as otherwise permitted under the Securities Laws and the rules and regulations thereunder and
(iii) present fairly in all material respects (y) the financial position of the Seller as of the dates thereof and (z) the results of its operations and cash flows for the periods then ended, subject in each case to the qualifications set forth in the respective reports of independent auditors thereto. The unaudited consolidated financial statements included in the Seller Filings (the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements") comply in all material respects with the published rules and regulations of the Commission with respect thereto; and such unaudited consolidated financial statements (A) were prepared from the books and records of the Seller, (B) were prepared in accordance with generally accepted accounting principles, except as otherwise permitted under the Securities
Laws and the rules and regulations thereunder, applied on a consistent basis (except as may be expressly indicated therein or in the notes thereto) and (C) present fairly the financial position of the Seller as at the dates thereof and the results of its operations and cash flows for the periods then ended, subject to the same qualifications as set forth in the audited financial statements in the respective reports of independent auditors, and subject to normal year-end adjustments that would not have a Material Adverse Effect on the Seller and any other adjustments expressly described therein or in the notes thereto.

          (l) Indebtedness for Borrowed Money; Contingent Liability. The Seller has no outstanding indebtedness for borrowed money except as reflected in the Financial Statements and the notes thereto and is not a guarantor or otherwise contingently liable for any such indebtedness including liability by way of agreement, contingent or otherwise, to guaranty, act as surety for, purchase, provide funds for payment, supply funds or otherwise invest in any debtor or otherwise to insure any creditor against loss. Except as set forth in Schedule 4.1(l), the Seller is not in default under the provisions of any instrument evidencing any indebtedness of the Seller or any agreement relating thereto.

          (m)  ERISA.
               (i) Schedule 4.1(m)(i) lists each employment, bonus deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of the Seller, whether legally binding or not, that affects one or more of its employees, including all "employee benefit plans"
(as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (each a "Plan" and collectively, the "Plans").

               (ii) For each Plan that is an "employee benefit plan" under Section 3(3) of ERISA, the Sellers have delivered to the Buyer correct and complete copies of the plan documents, plan amendments, and summary plan descriptions, the determination letters received from the Internal Revenue Service (the "IRS"), the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and funding agreements that implement each such Plan.

               (iii)The Seller has no commitment, whether formal or informal and whether legally binding or not, to (A) create any additional such Plan, (B) modify or change any Plan; or (C) maintain for any period of time any such Plan.

               (iv) None of the Seller, Plan or trustee, administrator, fiduciary or sponsor of any Plan has engaged in any "prohibited transactions" (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "IRC")) for which there is no statutory exemption in Section 408 of ERISA or
Section 4975 of the IRC; all filings, reports and descriptions as to such Plans (including Form 5500 Annual Reports, Summary Plan Descriptions and Summary Annual Reports) required to have been made or distributed to participants, the IRS, the United States Department of Labor or other governmental agency have been made in a timely manner; there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of such Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such Plans; such Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the IRC and regulations promulgated thereunder; and each Plan that is intended to be a "qualified plan" under Section 401(a) of the IRC has received, within the last forty months, a favorable determination letter from the IRS.

               (v)  The Seller has performed all of its
obligations under all Plans. The Seller and Plan are in compliance, in all material respects, with ERISA, the IRC and other applicable legal requirements, and with any applicable collective bargaining agreement.

               (vi) The consummation of the Transactions will not (i) result in the payment or series of payments by the Seller to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the IRC, or (ii), except as described in Schedule 4.1(m)(vi) hereto, accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation, severance, bonus or other employee benefits under any Plan (including vacation and sick pay), under severance agreement or otherwise.

               (vii)Except as described in Schedule 4.1(m)(vii) hereto, no Plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA) provides for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" (as defined in IRC Section
4980B(g) and ERISA Section 607).

               (viii)Neither the Seller nor any other entity that would be treated as a single employer with the Seller under IRC Section 414 ("ERISA Affiliate") has ever participated in or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and the Seller has not incurred and does not owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203 or 4205 of ERISA.
(ix) Except as described in Schedule 4.1(m)(ix) hereto, neither the Seller nor any ERISA Affiliate maintains or contributes or ever has maintained or contributed to any Plan that is subject to Title IV of ERISA or the minimum funding standards of Section 412 of the IRC.
          (n)  Labor Relations; Compliance.  Except as described in
Schedule 4.1(n) hereto, the Seller is not, and has never been, a party to any collective bargaining or other labor Contract.
There is not any pending, existing or threatened: (a) strike, slowdown, picketing, work stoppage or written employee grievance,
(b) proceeding against or affecting the Seller relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority, organizational activity, or other labor or employment dispute against or affecting the Seller or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute. There is no lockout of any employee by the Seller, and no such action is contemplated by the Seller. The Seller has complied in all material respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. The Seller is not liable for the payment of any material compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

          (o)  Environmental Compliance.
               (i) Except as set forth on Schedule 4.1(o)(i), the Seller has complied and is in compliance with all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders, decrees and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as such requirements are enacted and in effect on or prior to the Closing (collectively "Environmental, Health, and Safety Requirements"), except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect.

               (ii) Without limiting the generality of any of the foregoing, the Seller has obtained and complied with, and with respect to its present facilities is in compliance with, all permits, licenses and other authorizations that are (or, with respect to its former facilities, were) required pursuant to Environmental, Health, and Safety Requirements for the occupation at the relevant time of its present and former facilities and the operation at the relevant time of the Seller's business, except for such permits, licenses or other authorizations the absence of which would not have a Material Adverse Effect; a list of all such permits, licenses and other authorizations for the Seller's present facilities is set forth on Schedule 4.1(o)(ii).

               (iii)Without limiting the generality of any of the foregoing, the Seller has obtained and complied with, and with respect to its present facilities is in compliance with, all permits, licenses, and other authorizations that are (or with respect to its former facilities were when the Seller occupied them) required at the relevant time pursuant to all Environmental, Health, and Safety Requirements arising out of, promulgated by, and/or required by the Occupational Health and Safety Act and other relevant Governmental Authorities, including state and local regulatory agencies for the operation of the Seller's business and its present and former properties and facilities, except for such permits, licenses, or other authorizations for the Seller's present facilities (including the Facility) the absence of which would not reasonably be expected to have a Material Adverse Effect; a list of all such permits, licenses and other authorizations is set forth on Schedule 4.1(o)(iii).

               (iv) None of the following exists at any present property or facility owned or operated by the Seller or existed at any former property or facility at the time owned or operated by the Seller: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, except as such may exist in utility equipment, including without limitation transformers, that may exist at such property or facility, or (4) landfills, surface impoundments, or disposal areas.

               (v) Except as disclosed on that certain Phase I Environmental Site Assessment, dated July, 1993, as it relates to the Facility (the "Environmental Report"), a complete and correct copy of which have been provided to the Buyer, the Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys' fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

               (vi) The Transaction Documents, and the consummation of the Transactions, will not result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

               (vii)Except as disclosed on the Environmental Report, the Seller has not, either expressly or by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other person relating to Environmental, Health, and Safety Requirements.

               (viii)No facts, events or conditions relating to the past or present facilities, properties or operations of the Seller will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

               (ix) The Seller has not received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Seller or its facilities arising under Environmental, Health, and Safety Requirements, except for any notice, report or other information regarding a violation that would not reasonably be expected to have a Material Adverse Effect.

          (p) Insurance. The Seller maintains insurance to protect the Seller and its financial condition against the risks involved in the business conducted by the Seller to the extent and in the manner customary for companies in similar businesses similarly situated. Schedule 4.1(p) is a true and complete list, current as of the date of the Agreement (and to be updated as required on the Closing Date and on each Subsequent Draw Date, but in no event so as to reflect any reduction in coverage from the initial
Schedule), of all such insurance policies and the material terms of each such policy.

          (q) Litigation. Except as set forth on Schedule 4.1(q), Seller has not been served or otherwise notified (in writing or otherwise) of the commencement, filing, initiation or pendency of any litigation, action, suit, proceeding or investigation
("Litigation") and, to the actual knowledge of the Seller, there is no Litigation threatened against or affecting the Seller before any court, Governmental Authority or other alternative dispute resolution forum ("ADR Proceeding"). The Seller has no actual knowledge or belief that: (i) there presently exists, or there is pending or planned, any patent, invention, device, application or any statute, rule, law regulation, standard or code that would have a Material Adverse Effect or (ii) there is any other factor (other than fire, flood, earthquake, accident, act of war or civil commotion, or any other cause or event beyond the control of the Seller) that may have a Material Adverse
Effect on the condition (financial or otherwise), prospects or operations of the Seller.

          (r) Conduct of Business. Since the latest date of the Audited Financial Statements, and except as disclosed in the Seller
Filings (or on Schedule 4.1(r)) the Seller has conducted business only in the ordinary and usual course of business and, other than as specifically or generally reflected on the Financial
Statements, there has not been any event or condition of any character that, alone or in combination, has had or is reasonably likely to have a Material Adverse Effect, including:

               (i) any adverse change in the assets, liabilities or business of the Seller from that reflected in the Audited Financial Statements;

               (ii) any damage, destruction or loss of any of the properties or assets of the Seller (whether or not covered by insurance) affecting the assets, properties, financial conditions, operations, prospects, business or plans of the Seller;

               (iii)any amendments (written or oral) to (or default or event that, but for a waiver would have constituted a default under) a Contract to which the Seller or any of its assets is bound or subject;

               (iv) any declaration, setting aside or payment or other distribution in respect of any of the Seller's capital stock, or any direct or indirect redemption, purchase or other acquisition of any such stock by the Seller;

               (v) any waiver by the Seller of a valuable right or debt owed to it;

               (vi) any labor trouble affecting the business or plans of theSeller.

          (s) Taxes. The Seller has filed within the time prescribed by law (including extensions of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with the United States Internal Revenue Service and with the States of Delaware and Texas and (except to the extent that the failure to file would not have a Material Adverse Effect) with all other jurisdictions where such filing is required by law; and the Seller has paid, or made adequate provision in the Financial Statements for the payment of, all taxes, interest, penalties, assessments or deficiencies (collectively, "Taxes") shown to be due or claimed to be due on or in respect of such tax returns and reports. No additional Taxes for any fiscal period are owed other than those reserved for on the most recent
Financial Statements, and no other tax returns or reports that are required to be filed have not been timely filed. The Seller has duly and timely withheld all employment and withholding Taxes required to be withheld. The Seller has not waived any statute of limitations or agreed to any extension of the period for assessment or collection of any Taxes. The Seller is not currently the beneficiary of any extension of time within which to file any Tax return or report (including any schedule or attachment thereto, and including any amendment thereof). No deficiency in payment of Taxes for any period has been asserted by any taxing body and remains unsettled.

     4.2 Representations by Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 4.2 are correct and complete as of the Execution Date and, except for any representation or warranty made as of a particular date, will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.2.

          (a)  Organization; Qualification.
               (i) The Buyer is a private limited company existing under the laws of England. The Buyer has the requisite power and authority to carry on its businesses as they are now being conducted.

               (ii) A true and complete copy of the organizational documents of the Buyer are attached as Schedule 4.2(a)(ii) hereto.

          (b) Authority. The Buyer has the requisite power and authority and has taken all action (including any necessary security holder action) necessary in order to authorize, execute and deliver this Agreement and all other Transaction Documents and to consummate the Transactions contemplated hereby and to perform the acts contemplated on its part hereunder.

          (c) Compliance with Organizational Documents. The execution and delivery of this Agreement and the other Transaction Documents do not, and the consummation of the Transactions will not, constitute or result in a violation of the organizational documents of the Buyer.

          (d) Authorization, Validity and Effect of Transactions and Transaction Documents. The execution and delivery of this Agreement and all other Transaction Documents by the Buyer, and the consummation by it of the Transactions, have been duly authorized by all requisite corporate action. The Transaction Documents that are to be executed and delivered by the Buyer, when executed and delivered pursuant hereto, will constitute the valid and legally binding obligations of the Buyer, enforceable in accordance with their respective terms.

          (e) Litigation. Except as set forth on Schedule 4.2(e), Buyer has not been served or otherwise notified (in writing or otherwise) of the commencement, filing, initiation or pendency of any Litigation and, to the actual knowledge of the Seller, there is no Litigation before any Governmental Authority threatened against or affecting the Buyer that is reasonably likely to preclude the Buyer's ability to carry out the material terms of this Agreement.

          (f) Purpose. Buyer is purchasing the Shares for its own account for the purpose of investment and not with a view toward the redistribution or resale of any thereof. Buyer is not a party to any arrangement, understanding or agreement for transferring or disposing of the Shares, provided, however, that the Buyer may
(i) assign any or all of its rights hereunder to an affiliated entity (including a parent or subsidiary of the Buyer or a joint venture in which the Buyer or a related party is a principal joint venturer) and (ii) transfer, assign or convey all or a part of the Options or the Shares to any such affiliated entity;
provided that Buyer shall remain obligated to perform its obligations under this Agreement despite such assignment, transfer or conveyance (unless Buyer and Seller otherwise agree in writing).

          (g) Investment Speculative. Buyer is aware that the purchase of the Shares represents a speculative investment.

          (h) Information Provided. Before executing this Agreement, representatives of Buyer were furnished all information with respect to the Seller that they requested and representatives of Buyer were given the opportunity to ask Seller executives all questions that such representatives had.

          (i) Investment Experience. Buyer is experienced in evaluating and investing in securities of companies such as Seller and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Shares. Buyer also represents that it has not been organized for the purpose of acquiring the Shares.

          (j) Accredited Investor. Buyer is a corporation not formed for the specific purpose of acquiring the Shares and having total assets in excess of $5,000,000.

          (k) Restrictions on Sale. Buyer agrees that it will not offer or sell the Shares unless the Shares are registered under the Securities Act and under all applicable state securities laws, unless Buyer has established to the reasonable satisfaction of the Seller that no such registration is required.

          (l) Restrictive Endorsements. Buyer understands and agrees that appropriate restrictive endorsements will be placed on the certificate(s) evidencing the Shares to reflect the foregoing and that the Seller will give appropriate stop transfer instructions to the person in charge of the transfer of its securities, including the Shares. Upon request of the holder of such certificate(s), the Seller shall give an instruction to the transfer agent to process the transfer and will issue certificates without such restrictive endorsements if (i) with such request, the Seller shall have received either (A) an opinion of legal counsel, addressed to the Seller and reasonably satisfactory in form and substance to the Seller, or a certificate of the holder, in each case to the effect that the proposed transfer of such securities may be effected without registration under the Securities Act, or (B) a "no-action" letter from the Commission to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, or (ii) such holder certifies to the Seller that it is eligible to utilize Rule 144 (or any successor rule) as then in effect under the Securities Act.

          (m) No Fees. No investment banker, broker or finder is entitled to any financial advisory, brokerage or finder's fee or other similar payment from either the Buyer or the Seller based on agreements, arrangements or undertakings made by the Buyer or any of its directors, officers or employees in connection with the transactions and acts contemplated hereby.

5.   Pre-Closing  Covenants.   The Seller  and  Buyer  agree  as
follows with respect to the period between the Execution Date and
(x) the Closing  Date with respect to covenants  set  forth  in
Section 5.4, and (y) the last Subsequent Draw Date with respect all other covenants in this Section 5:

     5.1 Financial Statements and Other Information. The Seller will deliver to the Buyer substantially contemporaneously with the date filed (or required to be filed) copies of all reports required to be filed by the Seller pursuant to the Securities
Laws, including sections 13 or 14 of the Exchange Act.

     5.2 Operation of Business. Except with the express written consent of the Buyer, the Seller will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, the Seller will not, during such time, without the express written consent of the
Buyer: (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock or securities convertible into or providing for the right to acquire such capital stock, (ii) except as set forth on Schedule 5.2 and except as to existing stock option plans, stock purchase plans or restricted stock plans for employees, directors and consultants, enter into any agreement for the issuance, sale or exchange of (or issue, sell or exchange) any Common Stock or any security convertible into Common Stock, or (iii) amend, renegotiate, or alter the terms of any Contract to provide for, or amend any Contract currently providing for, the issuance, sale or exchange of (or issue, sell or exchange) any Common Stock or any security convertible into Common Stock.

     5.3 Notice of Developments. The Seller will give prompt notice to the Buyer of any development that has caused or is reasonably likely to cause (i) a breach of any of the representations and warranties set forth in Section 4, or (ii) a Material Adverse
Effect.

     5.4 Exclusivity. The Seller will not (i) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in the negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Seller or any affiliate of the Seller or any business combination other than as contemplated by this Agreement; (ii) authorize any officer, director, agent or affiliate of the Seller or any affiliate of the Seller to do any of the above; or (iii) fail to notify the Buyer promptly (within 24 hours) if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated.

6. Post-Closing Covenants. The Seller and Buyer agree as follows with respect to the period following the Closing and until (x) Buyer (or any affiliated entity assignee thereof) beneficially owns a majority of the issued and outstanding shares of Common Stock (on a fully diluted basis), and (y) Buyer has a number of Buyer Board Representatives equal to at least a majority of the Board of Directors:

     6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Transactions, or the Transaction Documents, each of the parties will take such further action (including the execution and delivery of such further documents and instruments) as the other reasonably may request, all at the sole cost and expense of the party requesting the action (unless this Agreement or any other Transaction Document provides that such expense shall be allocated otherwise).

     6.2  Buyer Board Representatives.

          (a) The Buyer shall at all times be entitled to a number of representatives on the Board of Directors ("Buyer Board
Representatives") equal to at least one-third of the members of the Board of Directors (the "Compliant Number of Buyer Board
Representatives"), and the Seller shall use its best efforts to ensure that the Buyer has the Compliant Number of Buyer Board
Representatives.

          (b)  Without limiting the generality of the foregoing:

               (i) The Seller shall, at its option, either enlarge the size of its board of directors or cause the resignation of a sufficient number of directors to ensure that Buyer has a Compliant Number of Buyer Board Representatives and shall, to the extent permitted by law and by the Seller's Certificate of Incorporation and Bylaws, add new directors or replace departing directors with additional Buyer Board Representatives in order to ensure that the Buyer has the Compliant Number of Buyer Board Representatives.

               (ii) Prior to the date on which Buyer has a Compliant Number of Buyer Board Representatives, whenever a vacancy occurs or shall occur on the Board of Directors, which vacancy is required to be filled by a director elected by the shareholders of the Seller, the Buyer shall nominate a replacement director to fill such vacancy, and the Seller shall, to the extent permitted by law, support and recommend to such shareholders, in all proxy and other materials sent to such shareholders, that such shareholders vote for such nominee.

               (iii)Prior to the date on which Buyer has a Compliant Number of Buyer Board Representatives, whenever a vacancy occurs or shall occur on the Board of Directors, which vacancy may under Seller's Certificate of Incorporation and Bylaws be filled by a director elected by the Board of Directors of the Seller, the Buyer shall nominate a replacement director to fill such vacancy, and the Seller shall, to the extent permitted by law, support and recommend to the Board of Directors that the Board of Directors elect such nominee.

               (iv) Once the Buyer has a Compliant Number of Buyer Board Representatives, in the event of a vacancy of a position on the Board of Directors held by a Buyer Board Representative, the Buyer shall nominate a replacement and the Seller shall, to the extent permitted by law, support and recommend (A) to the shareholders of the Seller, in all proxy and other materials sent to such shareholders, that such shareholders vote for such nominee or (B) in the event such vacancy may under Seller's
Certificate of Incorporation and Bylaws be filled by a director elected by the Board of Directors of the Seller to the Board of Directors that the Board of Directors elect such nominee.

          (c) To the extent permitted by law, the Certificate of Incorporation and Bylaws, (x) no Buyer Board Representative and
(y) if Buyer does not have a Compliant Number of Buyer Board Representatives, no other member of the Board of Directors, shall be replaced (other than by election by the shareholders) unless the Buyer has expressly approved (as evidenced either by an express written consent of an authorized officer of the Buyer or the affirmative vote of a majority of the Buyer Board Representatives) the replacement director.

          (d) The Seller shall not cause the Certificate of Incorporation or Bylaws to be amended in any way inconsistent with the provisions of this Section 6.2 without the express approval of the Buyer (as evidenced either by an express written consent of an authorized officer of the Buyer or the affirmative vote of a majority of the Buyer Board Representatives).

     6.3 Strategic Business Decisions. Without the express approval of the Buyer (as evidenced by (at Seller's option) either an express written consent of an authorized officer of the Buyer or an affirmative vote of the Board of Directors that includes the affirmative vote of at least one Buyer Board Representative) the Seller will not take, or commit to take, any of the following actions:

          (a) the amendment, modification, alteration or waiver of the Agreement, in whole or in part, other than as provided for in the Agreement;

          (b) the approval of any agreement for the issuance, sale or exchange of any capital stock or any security convertible into or providing for the right to acquire Common Stock;

          (c) the issuance of any capital stock of the Seller, including the issuance of any stock options, warrants, or other securities convertible (directly or indirectly) into capital stock, provided, however, (x) that any stock options issued to officers, directors, or employees of the Seller pursuant to stock option plans, stock purchase plans or restricted stock plans for employees, directors and consultants in effect as of the Execution Date shall not be subject to this Section 6.3(c), and any shares of Common Stock or preferred stock issued pursuant to the exercise of any stock option, warrant or share of preferred stock outstanding as of the Execution Date shall not be subject to this Section 6.3(c), so long as, in either case, the Seller notifies the Buyer within five (5) Business Days prior to the issuance of any Common Stock or preferred stock pursuant to such exercise;

          (d) approving overall policy decisions relating to the Seller's business direction and manufacturing capacity;

          (e) approving any contract, agreement or commitment of the Seller or any material amendment or modification thereto or waiver of any provision thereof, that materially affects, adds to, reduces or modifies the Intellectual Property of the Seller;

          (f) approving annual operating budget, capital budget, overhead budgets and any business plans for the Seller, and any material amendments and supplements thereto or material unbudgeted expenses;

          (g) entering into, extending, amending, terminating or waiving any provision of any Contracts that are proposed to be entered into between the Seller and any officer, director or employee of the Seller;

          (h) approving any material pledge, encumbrance or the granting of a material security interest in any of the assets of the Seller;

          (i) approving the entry of the Seller into any merger, consolidation, partnership or joint venture or the investment of any of the Seller's liquid assets (other than short-term investments of excess funds) or the disposition of any such interest or investment;

          (j) approving the acquisition by the Seller of any business or business division from any person whether by asset purchase, stock purchase, merger or other business combination;

          (k) approving the transfer of any assets of the Seller, or any interest therein, the fair market value of which may reasonably be expected to exceed $100,000;

          (l) the incurring of indebtedness for borrowed money or the deferred purchase price of any asset by the Seller or the loaning of any sum or any other extension of credit by the Seller to any person;

          (m) the guarantee or suretyship of the Seller of any indebtedness of any other person;

          (n) the assumption of any contingent obligation (including any form of support agreement) by the Seller with respect to any indebtedness, liability or obligation of any other person;

          (o) adopting, amending, restating or revoking the Seller's Certificate of Incorporation or its Bylaws;

          (p) entering into any transaction on behalf of the Seller involving an amount greater than, or having a value in excess of, $100,000, or involving a term or commitment or extension thereof, for more than twelve (12) months;

          (q)  increasing the number of members on the Board of Directors.

     6.4  Consultation.  Without limiting anything set forth in
Section 6.3, the Seller shall (i) consult with the Buyer with respect to decisions regarding the priority of order fulfillment and the use of manufacturing capacity, (ii) coordinate in advance the business plans of the Buyer and the Seller as such plans relate to the Buyer's reasonably likely future requirements for the Seller's products, and (iii) obtain Buyer's approval (in the manner set forth in Section 6.3), prior to taking any action that is reasonably likely to affect adversely Buyer's disclosed requirements for the Seller's products.

     6.5 Renegotiation of Frame Development Agreement. Seller shall use its commercially reasonable efforts to enter into an agreement (which agreement shall be pre-approved by Buyer) with SMH Automobile S.A. ("SMH") to modify, amend and/or clarify the rights granted to SMH in that certain Frame-Development Contract.

     6.6  Southeast Asia Manufacturing.  On or before December 1,
1998, the Seller and Buyer will negotiate in good faith in an attempt to arrive at the terms of a possible joint venture agreement, pursuant to which certain of the Seller's products will be manufactured in Malaysia and/or another country in Southeast Asia.

     6.7  U.S. Vehicle Manufacture.   On or before December 1, 1998,
the Seller and Buyer will negotiate in good faith in an attempt to arrive at the terms of a possible agreement, pursuant to which certain products of the Buyer (or one of the Buyer's subsidiaries or affiliates) may (i) be manufactured and/or assembled at the Seller's facility in San Marcos, Texas (the "Facility"), and/or
(ii) be distributed and/or sold in North America, and/or (iii) include certain of the Seller's products.

     6.8 Future Purchase Orders. The Buyer shall use its commercially reasonable efforts to submit to the Seller one or more purchase orders for the amount and type of the Seller's products listed on Schedule 6.8 ("Future Purchase Orders"), it being the intent of the parties that the Buyer, subject to successful testing of the Seller's products in the Buyer's vehicles, order substantial quantities of the Seller's products.

     6.9 Dedicated Manufacturing. The Seller shall use commercially reasonable efforts to establish, as soon as possible after completion of Buyer's testing of Seller's products and receipt by Seller of one or more Future Purchase Orders, a dedicated manufacturing line at the Facility for production of the products specified in the Future Purchase Orders.

     6.10 No Relocation of Seller or Certain Intellectual Property. The Buyer shall not, without the consent of a majority of the Board of Directors (excluding Buyer Board Representatives): (i) cause the executive offices of the Seller to be relocated outside North America, or (ii) cause the Seller to sell, assign or license all or substantially all of its entire right, title and interest in and to any of the Intellectual Property set forth on
Schedule 6.10 to the Buyer or any third party.

     6.11 Delivery of Demonstration Vehicles. As soon as reasonably practicable, the Buyer shall deliver to the Seller one (1) of the Buyer's "Solar Baby" vehicles and one (1) of the Buyer's "Harrods Leisure Vehicles" at the Facility for use by the Seller to develop, test and promote the Seller's products on and with such vehicles, and to ensure that the Seller's products operate effectively and in accordance with the Buyer's specifications.

7.   Closing Conditions.

     7.1 The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the following:

          (a) The Seller shall have delivered to the Buyer all of the following:

               (i) Certified copies of the resolutions duly adopted by the Board of Directors authorizing the execution, delivery and performance of this Agreement and the Transaction Documents, the issuance and sale of the Options and the Shares and the consummation of the Transactions.

               (ii) Copies of (a) the Seller's Certificate of
Incorporation, along with a certification by the Secretary of State of the State of Delaware (dated as of a date reasonably close to the Closing
Date) certifying such Certificate as being in effect as of such date, and (b) the Seller's Bylaws, in each case certified by the Secretary of the Seller as in effect at the Closing.

               (iii)A Certificate of the Secretary of State of Delaware certifying as of a date reasonably close to the Closing Date that the Seller has filed all required reports, paid all required fees and taxes, and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

               (iv) A Certificate of the Secretary of State of Texas and any other state in which the Seller is qualified to do business as a foreign corporation, in each case certifying as of a date reasonably close to the Closing Date that the Seller has filed all required reports, paid all required fees and taxes, and is, as of such date, in good standing and authorized to transact business as a foreign corporation.

               (v)  Executed copies of each of the Transaction Documents.

               (vi) All Schedules (other than Schedules 2.2(c), 4.2(e),
6.8 and 6.10), with contents satisfactory to Buyer in its sole discretion.

               (vii)The Closing Date Shares.

               (viii)A certificate, executed by an officer of the Seller on its behalf, certifying that the representations and warranties of the Seller contained herein are true and correct in all material respects (in the case of any representation or warranty without any materiality qualification) and in all respects (in the case of any representation or warranty with any materiality qualification) as of the Closing Date and no default or event of default exists.

               (ix) Such other documents relating to the transactions contemplated by this Agreement as the Buyer may reasonably request.

               (x) An agreement signed by Corning Incorporated and the Seller, on terms reasonably acceptable to Buyer, providing for the payoff of all outstanding Corning Notes on or reasonably close to the Closing Date.

          (b)  All of the following shall be true:

               (i) Any and all licenses, permits, authorizations or approvals from third parties and Governmental Authorities required to consummate the Transactions shall have been obtained, all requisite notices, if any, shall have been given and filed, and any waiting periods shall have expired without adverse action
(unless Buyer has caused the failure).

               (ii) No suit, action, investigation, inquiry or other legal or administrative proceeding by any Governmental Authority or other person (other than by Buyer (or a transferee or assign of Buyer) arising out of this Agreement) or ADR Proceeding shall have been instituted or threatened that questions the validity or legality of the Transactions or that could reasonably be expected to adversely affect the ability of Buyer to consummate such Transactions or would make the consummation of the Transactions materially more costly or materially less beneficial to the Buyer.

               (iii)As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the Transactions or any of them not be consummated as so provided, or imposing any material conditions on the consummation of such Transactions by Buyer (unless Buyer has caused such order or condition).

               (iv) The results of Buyer's due diligence investigation of the Seller's Intellectual Property and of Seller's compliance with Environmental, Health, and Safety Requirements shall be acceptable to Buyer in its discretion.

               (v) J.D. Consulting shall have completed its environmental assessment of the Facility and the results shall be acceptable to Buyer in its discretion.

               (vi) Four Buyer Board Representatives shall have been elected to the Board of Directors effective as of the Closing Date.

               (vii)The Seller shall have received notification from Nasdaq that the Seller need not comply with Market Rule
4310(c)(25)(H)(i)(b) (requiring shareholder approval of the Transactions) or any other Nasdaq rule requiring shareholder approval of the Transactions and that the Seller has been granted an exception pursuant to Market Rule 4310(c)(25)(H)(ii) and any other Nasdaq rule necessary to avoid having to obtain such approval.

               (viii)The seller shall have renegotiated and signed a lease for the Facility, in a form reasonably satisfactory to the Buyer, to be effective as of October 1, 1998.

               (ix) Since the Execution Date, to the knowledge of the Seller or the Buyer (which knowledge shall be measured as of the Closing
Date), there shall not have occurred any material adverse change in the Seller's business, client relations, operations, properties, prospects, assets or condition, and no event shall have occurred or circumstance shall exist that has specific application to the Seller (other than general economic or industry conditions) that could reasonably be expected to result in such a material adverse change.

     7.2 The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to the following:

          (a)  Delivery by the Buyer to the Seller of the following:

               (i) Executed copies of each of the Transaction Documents to which Buyer is a signatory.

               (ii) The Initial Payment.

          (b)  All of the following shall be true:

               (i) Any and all licenses, permits, authorizations or approvals from third parties and Governmental Authorities required to consummate the Transactions shall have been obtained, all requisite notices, if any, shall have been given and filed, and any waiting periods shall have expired without adverse action
(unless Seller has caused the failure).

               (ii) No suit, action, investigation, inquiry or other legal or administrative proceeding by any Governmental Authority or other person (other than by Seller arising out of this Agreement) or ADR Proceeding shall have been instituted or threatened that questions the validity or legality of the Transactions or that could reasonably be expected to adversely affect the ability of Seller to consummate such Transactions or would make the consummation of the Transactions materially more costly or materially less beneficial to the Seller.

               (iii)As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the Transactions or any of them not be consummated as so provided, or imposing any material conditions on the consummation of such Transactions by Seller (unless Seller has caused such order or condition).

               (iv) The Seller shall have received from First Southwest Company Seller's investment banker, an opinion reasonably satisfactory to Seller stating that the Transactions are fair to Seller's shareholders.

     7.3 The obligation of the Buyer to pay all or any part of the Outstanding Balance is subject to the delivery by the Seller to the Buyer of a certificate satisfying the requirements of Section
2.2(b)(iv).

8.   Indemnification.

     8.1 Indemnification by Seller. Upon the terms and subject to the conditions set forth in Section 8.3 hereof and this Section 8.1, Seller agrees to indemnify, defend and hold Buyer and its shareholders, officers, directors, representatives, employees and agents (collectively, "Buyer Indemnified Parties") harmless against, and will reimburse each Buyer Indemnified Party on demand for, any payment, liability, loss, cost or expense (including reasonable attorneys' and other professionals' fees and reasonable costs of investigation incurred in defending against such payment, liability, loss, cost or expense or claim therefor and including all such costs incurred in enforcing this provision) ("Adverse Consequences") made or incurred by or asserted against such Buyer Indemnified Party at any time in respect of any misrepresentation, breach of warranty or nonfulfillment of any term, provision, covenant or agreement on the part of Seller contained in this Agreement or any Transaction Document, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished by Seller to such Buyer Indemnified Party pursuant to this Agreement.

     8.2 Indemnification by Buyer. Upon the terms and subject to the conditions set forth in Section 8.3 hereof and this Section 8.1, Buyer agrees to indemnify, defend and hold Seller and its shareholders, officers, directors, representatives, employees and agents (collectively, "Seller Indemnified Parties") harmless against, and will reimburse each Seller Indemnified Party on demand for, any Adverse Consequences made or incurred by or asserted against such Seller Indemnified Party at any time in respect of any omission, misrepresentation, breach of warranty or nonfulfillment of any term, provision, covenant or agreement on the part of Buyer contained in this Agreement or any Transaction Document, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished by Buyer to such Seller Indemnified Party pursuant to this Agreement.

     8.3 Conditions of Indemnification. With respect to any actual or potential claim, any written demand, the commencement of any action, or the occurrence of any other event that involves any matter or related series of matters (a "Claim") against which a Seller Indemnified Party or Buyer Indemnified Party (each an "Indemnified Party") is to be indemnified hereunder by the other party (the "Indemnifying Party") under Section 8.1 or 8.2 hereof:

          (a) Promptly after the Indemnified Party first receives written documents pertaining to the Claim, or if such Claim does not involve a third party Claim (a "Third Party Claim"), promptly after the Indemnified Party first has actual knowledge of such Claim, the Indemnified Party shall give notice (a "Claim Notice") to the Indemnifying Party of such Claim in reasonable detail and stating the amount involved, if known, together with copies of any such written documents, provided, however, that the failure of an Indemnified Party to provide such notice shall not preclude or limit such Indemnified Party's Claim, except to the extent, if any, that such delay caused actual prejudice to the Indemnifying Party.

          (b) If the Claim involves a Third Party Claim, then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that (x) in no event shall the Indemnifying Party consent to any settlement with respect to such Third Party Claim unless such settlement provides the Indemnified Party with a full and unconditional release from all Claims asserted in the action in question, or unless the Indemnified Party has consented to such settlement, and (y) if in the Indemnified Party's reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the reasonable and documented fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party may elect, at any time and at the Indemnified Party's sole cost, expense and ultimate liability, regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim. If the Indemnified Party so elects (for reasons other than the Indemnifying Party's failure or refusal to provide a defense to such Third Party Claim), then the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such Third Party Claim, but (x) such disposition will be without prejudice to any other right the Indemnified Party may have to indemnification under Section 8.1 or 8.2 hereof, and (y) the Indemnified Party shall obtain the consent (which consent shall not be unreasonably withheld or delayed) of the Indemnifying Party before entering into any settlement resulting in liability to the Indemnifying Party. If the Indemnifying Party fails or refuses to provide a defense to any Third Party Claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, through counsel of its choice, on behalf of and for the account and at the risk of the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the costs, expenses and attorney fees incurred by the Indemnified Party in connection with such Third Party Claim. In any event, Buyer and Seller shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement or other attempted resolution.

     8.4 Default Procedure prior to Final Payment Date. In the event that a Buyer Indemnified Party transmits a Claim Notice to Seller at any time before the date that is thirty (30) days after the Final Payment Date, and if at that time payment for any of the Initial Shares has not been sent and/or any of the Initial Shares have not been issued, then within five (5) Business Days upon receipt of such Claim Notice, Seller shall transmit to such Buyer Indemnified Party a written response (the "Claim Response") that does (and specifically references) one of the following (x) disputes in good faith the Claim, states the basis for such dispute and states that no attempt to cure will be made by Seller, (y) acknowledges the validity of the basis for such Claim and states that Seller will attempt to cure and remedy the situation giving rise to such Claim, or (z) acknowledges the validity of the basis for such Claim and states that Seller will not attempt to cure or remedy the situation giving rise to such Claim. From the time the Claim Notice is delivered until the time set forth below, Buyer's obligations to pay any Outstanding Balance shall be tolled.

          (a) In the event Seller's Claim Response complies with and references Section 8.4(x), then such Buyer Indemnified Party at its election may seek resolution of its Claim in accordance with the dispute resolution procedures set forth herein.

               (i) If a court of competent jurisdiction upholds such Claim, then such Buyer Indemnified Party may, in addition to any other remedies otherwise available, have the number of Buyer Board Representatives be increased by two (or such other number as would be necessary to make the number of Buyer Board
Representatives a majority of the Board of Directors); provided, however, that Buyer shall, within twenty (20) Business Days of the date on which Buyer Board Representatives number a majority, pay the Outstanding Balance to Seller (and Seller shall issue the remaining Initial Shares in accordance with the terms of this Agreement).

               (ii) If a court of competent jurisdiction denies or rejects such Claim, then Buyer shall immediately pay to Seller an amount equal to any portion of the Outstanding Balance withheld due to the transmission of the Claim Notice, plus interest thereon at the Prime Rate plus two percent (2%) compounded monthly, calculated from the date of the Claim Notice.

          (b) In the event Seller's Claim Response complies with 8.4(y), then Seller shall have fifteen (15) Business Days in which to cure and remedy the situation giving rise to such Claim. If, after the elapse of such time period Seller has not cured to the reasonable satisfaction of Buyer Indemnified Party, then Buyer
Indemnified Party shall proceed in accordance with Section
8.4(a). If, after the elapse of such time period Seller has cured to the reasonable satisfaction of Buyer Indemnified Party, then Buyer shall, within twenty (20) Business Days, pay to Seller an amount equal to any portion of the Outstanding Balance withheld due to the transmission of the Claim Notice (but shall not owe any interest thereon).

          (c) In the event Seller's Claim Response complies with 8.4(z), then Buyer may elect to do any or all of the following: (A) not make any further payments otherwise owed under this Agreement or any Transaction Document; (B) elect to make all or any part of such payments that would otherwise be due (provided that no interest on any such outstanding payments shall accrue or be owing notwithstanding any provision herein); (C) proceed in accordance with Section 8.4(a); or (D) have the number of Buyer
Board Representatives be increased by two (or by a number such that the number of Buyer Board Representatives would be a majority of the Board of Directors); provided, however, that Buyer shall, within twenty (20) Business Days of the date on which Buyer Board Representatives number a majority, pay the Outstanding Balance to Seller (and Seller shall issue the remaining Shares in accordance with the terms of this Agreement).

     8.5 Survival of Representations, Warranties and Covenants. All representations of Buyer will survive the Closing and will remain in effect until, and will expire, eighteen months after the Closing Date. All representations, warranties and covenants of the Seller in or pursuant to this Agreement or in any document delivered pursuant hereto shall survive the Closing, any examination, investigation or knowledge by or on behalf of the Buyer and the consummation of the transactions contemplated hereby and will remain in effect until, and will terminate at the later of the dates set forth in clause (a) or (b) as follows:

          (a) (1) With respect to claims relating to or arising out of Sections 4.1(b), 4.1(c), 4.1(m) and 4.1(o), no expiration; (2) with respect to claims relating to or arising out of Sections
4.1(a), 4.1(d), 4.1(e), 4.1(f), 4.1(g), 4.1(h), 4.1(i), 4.1(j),
4.1(k), 4.1(l), 4.1(n), 4.1(p), 4.1(q), 4.1(r), or 4.1(s), the
date that is three (3) months after the expiration of the longest applicable federal or state statute of limitations (including extensions thereof); or (3) with respect to all claims other than those referred to in clauses (a)(1) or (2), eighteen months after the Final Payment Date; and

          (b) the final payment and satisfaction of all Adverse Consequences for which indemnification is provided hereunder in respect of claims or demands made not later than the last day of the applicable expiration period described in Section 8.5(a) and still pending as of the relevant expiration date, if any, described in such Section, whether such Adverse Consequences arise before or after such date.

9.   Miscellaneous.

     9.1 Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not. The Buyer may assign all or any part of its rights and obligations under this Agreement to any affiliate of the Buyer (including a parent or subsidiary of the Buyer or a joint venture in which the Buyer or a related party is a principal joint venturer), so long as Buyer shall remain fully liable for the performance of all obligations hereunder. The Seller may not assign any of its rights or obligations hereunder without the written consent of Buyer, which shall be given or withheld in the Buyer's sole discretion.

     9.2 Severability. Each of the provisions of this Agreement (and each part of each such provision) is severable from every other provision hereof (and every other part thereof). In the event that any provision (or part thereof) contained in this Agreement shall be declared invalid, illegal or unenforceable, in whole or in part, in any jurisdiction and to any extent:

          (a) The validity, legality and enforceability of such provision (or such part thereof) in any other jurisdiction and of the remaining provisions contained in this Agreement (or the remaining parts of such provision, as the case may be) shall not in any way be affected or impaired thereby;

          (b) The application of such provision (or such part thereof) to circumstances other than those as to which it is held invalid, illegal or unenforceable shall not in any way be affected or impaired thereby;

          (c) If possible, such provision (or part thereof) shall be construed as closely as possible to conform to the intent of the parties;

          (d) If not susceptible to such construction, such provision (or such part thereof) shall be severed from this Agreement and ineffective to the extent of such invalidity, illegality or unenforceability in such jurisdiction and in such circumstances; and

          (e) The remaining provisions of this Agreement (or the remaining parts of such provision, as the case may be) shall nevertheless remain in full force and effect.

     9.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. It shall not be necessary to produce more than one fully-executed counterpart hereof in any proceeding in order to prove the existence of this Agreement.

     9.4 Governing Law. The corporate law of Delaware and the Securities Laws will govern all issues concerning the relative rights of the Seller and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto will be governed by the internal law, and not the law of conflicts, of Delaware.

     9.5  Resolution of Disputes.

          (a) Any action, suit or proceeding on a Claim where the amount in controversy as to at least one party, exclusive of interest and costs, exceeds $1,000,000 ("Summary Proceeding"), arising out of or relating to any Transaction Document or the breach, termination or validity thereof, shall be litigated exclusively in the Superior Court of the State of Delaware (the "Delaware Superior Court") as a summary proceeding pursuant to Rules 124-
131 of the Delaware Superior Court, or any successor rules (the "Summary Proceeding Rules"). Each of the parties hereto hereby irrevocably and unconditionally (A) submits to the jurisdiction of the Delaware Superior Court for any Summary Proceeding, (B) agrees not to commence any Summary Proceeding except in the Delaware Superior Court, (C) waives, and agrees not to plead or to make, any objection to the venue of any Summary Proceeding in the Delaware Superior Court, (D) waives, and agrees not to plead or to make, any claim that any Summary Proceeding brought in the Delaware Superior Court has been brought in an improper or otherwise inconvenient forum, (E) waives, and agrees not to plead or to make, any claim that the Delaware Superior Court lacks personal jurisdiction over it, (F) waives its right to remove any Summary Proceeding to the Federal courts except where such courts are vested with sole and exclusive jurisdiction by statute and
(G) understands and agrees that it shall not seek a jury trial or punitive damages in any Summary Proceeding based upon or arising out of or otherwise related to any Transaction Document or the breach, termination or validity thereof, and waives any and all rights to any such jury trial or to seek punitive damages.

          (b) If any action, suit or proceeding based on a Claim where the amount in controversy as to at least one party, exclusive of interest and costs, does not exceed $1,000,000 ("Proceeding"), arising out of or relating to any Transaction Document or the breach, termination or validity thereof is brought, the parties to such Proceeding agree to make application to the Delaware
Superior Court to proceed under the Summary Proceeding Rules.
Until such time as such application is rejected, such Proceeding shall be treated as a Summary Proceeding and all of the foregoing provisions of this Section relating to Summary Proceedings shall apply to such Proceeding.

          (c) If a Summary Proceeding is not available to resolve any dispute hereunder, the controversy or claim shall be settled by arbitration conducted on a confidential basis, under the US Arbitration Act, if applicable, and the then current Commercial Arbitration Rules of the American Arbitration Association (the "Association") strictly in accordance with the terms of this Agreement and the substantive law of the State of Delaware. The arbitration shall be conducted at the Association's regional office located in the Delaware area by three arbitrators, at least one of whom shall be knowledgeable in the electric battery or electric vehicle industry, one of whom shall be an attorney and one of whom shall be a member of a "Big Six" accounting firm (other than Seller's or Buyer's accounting firm) familiar with businesses engaged in electric battery manufacturers and electric vehicle manufacturers. Judgment upon the arbitrators' award may be entered and enforced in any court of competent jurisdiction. Neither party shall institute a proceeding hereunder unless at least 60 days prior thereto such party shall have given written notice to the other party of its intent to do so.

     9.6 Expenses. Except as otherwise expressly provided in this Agreement, each party hereto will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions, including all fees and expenses or agents, representatives, counsel and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     9.7 Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Heads of Agreement between Buyer and Seller dated April 9, 1998) and constitutes (along with the Transaction Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

     9.8 Notices. All notices provided for under this Agreement shall be in writing and shall be deemed duly given on the date delivered if personally delivered, three days after mailing if mailed by registered or certified mail, on the day after dispatch if dispatched by prepaid courier, or on the date of transmission if delivered by facsimile transmission, to the following addressses:

                    If to Seller:
                         Mr. Michael Semmens
                         Electrosource, Inc.
                         2809 Interstate 35 South
                         San Marcos, TX 78666-5930
                         Phone: 512-753-6500
                         Fax:   512-753-6581

                    If to Buyer:
                         Mr. Kamal Siddiqi
                         Mytchett Place
                         Mytchett, Surrey GU 16 6DQ
                         ENGLAND
                         Phone: 441-252-520000
                         Fax:   441-252-520800

                         With a copy (not constituting notice) to:

                              Jerry L. Shulman, Esq.
                              Williams & Connolly
                              725 Twelfth Street N.W.
                              Washington, D.C. 20005
                              Phone: 202-434-5510
                              Fax:   202-434-5029

     9.9 Amendments. This Agreement shall not be amended without the express written consent of the parties hereto. All amendments to this Agreement shall be in writing.

     9.10 No Waiver; Remedies Cumulative. No waiver by any party hereto of any one or more defaults by any other party or parties in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature, and any such waiver shall be in writing signed by the party so waiving. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law, in equity or otherwise. Any party entitled to a damages remedy hereunder, pursuant to a determination made by a court, arbitrator or other person with authority hereunder to render such judgment, shall be entitled to set off such amount against any amounts that would otherwise be owed from the party entitled to such remedy.

     9.11 Interpretation. No provision of this Agreement shall be interpreted or construed against any party hereto because that party or its legal representative drafted that provision. Unless the context of this Agreement clearly requires otherwise: (i) references to the plural include the singular, the singular the plural, and the part the whole, (ii) references to one gender include all genders, (iii) "or" has the inclusive meaning frequently identified with the phrase "and/or," (iv) "including" has the inclusive meaning frequently identified with the phrase "but not limited to," (v) references to "hereunder" or "herein" relate to this Agreement as a whole, (vi) "to the actual knowledge of the Seller" means the knowledge of the Seller or any of its officers and directors (other than Buyer Board Representatives), (vii) "to the actual knowledge of the Buyer" means the knowledge of Kamal Siddiqi, Cliff Winckless or Roger Musson, and (viii) references to a "person" includes a corporation, joint venture, trust, partnership, association, limited liability company, natural person, or any other entity. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Any accounting term used herein without specific definition shall have the meaning ascribed thereto by U.S. generally accepted accounting practices. Any reference herein to any agreement, including this Agreement, shall be deemed to include such agreement as it may be modified, varied, amended or supplemented from time to time. Any reference herein to any person or entity shall be deemed to include the heirs, personal representatives, successors and permitted assigns of such person or entity.

              [SIGNATURES APPEAR ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first set forth above.


                              ELECTROSOURCE, INC.



                              By:     /s/ Michael G. Semmens
                                 Michael G. Semmens
                                 President,  CEO and Chairman  of
                                 the Board


                              KAMKORP LIMITED



                              By:     /s/ Kamal Siddiqi
                                 Kamal Siddiqi
                                 Chairman


                            EXHIBIT A
                   FORM OF SEVERANCE AGREEMENT
                         SCHEDULE 2.2(c)
                      MINIMUM CALL AMOUNTS

Month                    Minimum Call Amount

July, 1998               $0
August, 1998             $0
September, 1998          $400,000
October, 1998            $400,000
November, 1998           $400,000
December, 1998           $400,000
January, 1999            $400,000
February, 1999           $400,000
March, 1999              $400,000
April, 1999              $400,000
May, 1999                $400,000
June, 1999               $400,000
July, 1999               $400,000
August, 1999             $400,000
                         SCHEDULE 4.2(e)


                           LITIGATION

NONE


                          SCHEDULE 6.8
                     FUTURE PURCHASE ORDERS



                          SCHEDULE 6.10
               RELOCATION OF INTELLECTUAL PROPERTY


Patent  and Technology Exclusive License Agreement, dated  August
14,  1984,  by and between Blayner-Mathews Associates,  Inc.  and
Tracor, Inc., as amended.

Assignment of Patent License, dated May 14, 1998, by and  between
Tracor, Inc. and Electrosource, Inc.